Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP UPDATES 2013 GUIDANCE AND
PROVIDES PRELIMINARY 2014 GUIDANCE

Burlington, NC, December 10, 2013 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today reaffirmed its prior revenue growth guidance of approximately 3% and updated its non-GAAP full year 2013 Adjusted Earnings Per Share (EPS) Excluding Amortization guidance to between $6.90 and $7.05. These preliminary figures are based on current expectations and actual results may differ.  The Company expects to report final 2013 results in its fourth quarter earnings release, scheduled for February 7th, 2014.
The Company also provided its preliminary 2014 full year guidance.  For 2014, the Company expects revenue growth of approximately 2% and Non-GAAP Adjusted EPS Excluding Amortization, not including the impact of any share repurchase activity in 2014, of approximately $6.50.  The Company expects to provide a final 2014 guidance range in its fourth quarter earnings release.
The Company believes the challenging operating environment will continue to negatively impact financial performance through 2014.  The Company’s preliminary 2014 earnings guidance, which does not include the effect of any share repurchase activity in 2014, is also based on the anticipated negative impact from, among other factors:

•	A continued muted utilization environment;

•	Continued increases in Americans with high deductible and high co-insurance plans;

•	Ongoing government payment and reimbursement issues; and
•Uncertainty related to the implementation of the Affordable Care Act.
“We continue to operate in a very difficult environment,” said David P. King, Chairman and CEO.  “In response to these challenges, we remain firmly committed to our five-pillar strategy and will execute the following actions:

•	Revitalize and strengthen our core business by continuing our initiatives in customer service, IT and laboratory automation;

•	Execute our initiatives under our fifth strategic pillar, including implementation of BeaconLBS and our other revenue growth and diversification initiatives;

•	Focus on strategic transactions; and

•	Perform a comprehensive review of our cost structure to make sure we remain the highest-quality and most efficient provider of laboratory services.”
"Looking forward,” Mr. King added, “we continue to believe that we are uniquely positioned to deliver the critical components of success through healthcare reform: high quality, reduced cost and a central role in improving patient outcomes.  We remain confident that our scale, strategy and the initiatives noted above will lead to enhanced growth and profitability in the future."

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics.  LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group:  The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences.  LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division.  LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. The Company disclaims any duty to provide further updates on 2013 prior to the release of final 2013 results, and further disclaims any duty to update guidance for 2014.  Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.

Note Regarding Non-GAAP Measures:
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP, including guidance regarding Adjusted EPS Excluding Amortization.  The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance.  The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and in comparing the Company’s financial results with other companies.  Adjusted EPS Excluding Amortization excludes amortization expense and net restructuring and other special charges primarily expected to include severance related liabilities and net costs associated with facility closures and general integration initiatives.